As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-249881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-249881

UNDER

THE SECURITIES ACT OF 1933

Oyster Point Pharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1030955
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

202 Carnegie Center, Suite 106 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

Jeffrey Nau, Ph.D., M.M.S.

Chief Executive Officer

Oyster Point Pharma, Inc.

202 Carnegie Center, Suite 106

Princeton, New Jersey 08540

(609) 382-9032

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Brandon Fenn

Divakar Gupta

Ian Nussbaum

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed by Oyster Point Pharma, Inc., a Delaware corporation (“Oyster Point”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (File No. 333-249881), originally filed with the SEC on November 5, 2020, registering an indeterminate number of shares of common stock, par value $0.001, and preferred stock, par value $0.001, such indeterminate principal amount of debt securities, and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, which together shall have an aggregate initial offering price not to exceed $300,000,000.

On January 3, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2022, by and among Oyster Point, Viatris Inc., a Delaware corporation (“Parent” or “Viatris”), and Iris Purchaser Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into Oyster Point (the “Merger”), with Oyster Point surviving the Merger as a wholly owned subsidiary of Viatris.

As a result of the Merger, Oyster Point has terminated any and all offerings of Oyster Point’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Oyster Point in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Oyster Point hereby removes from registration all such securities of Oyster Point registered pursuant to the Registration Statement that remain unsold or not yet issued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Oyster Point certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Princeton, State of New Jersey, on January 3, 2023.

OYSTER POINT PHARMA, INC.

By:	/s/ Jeffrey Nau
Name:	Jeffrey Nau, Ph.D., M.M.S.
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.